Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Senior Debt Funding of $15 million from IFC

HOUSTON—October 20, 2008—BPZ Resources, Inc. (NYSE Alternext US:BPZ) announced it has received funding of the $15 million tranche of senior debt with the International Finance Corporation (IFC).

The IFC $15 million facility is the first tranche of two credit facilities totaling $215 million.  As previously announced, Natixis, a French bank, has received credit committee approval to lead the second tranche of the senior debt consisting of a $200 million credit facility.  Both the IFC facility and the Natixis facility will be backed by the Corvina oil field reserves, and will be governed by a Common Terms Agreement ensuring efficient credit administration.

Manolo Zuñiga, BPZ Energy’s President and Chief Executive Officer commented “In light of the challenges that companies are facing in today’s credit markets, the closing and funding of this first tranche of senior debt financing is a testament to IFC’s commitment to BPZ’s business plan, as well as their confidence in Peru in general and its institutions in particular.  We are proud of the relationship we have built with IFC, and appreciate that they have expressed their continued support as BPZ executes its strategy step-by-step.  Following this philosophy, in 2009 we will carry out our drilling campaigns in Corvina, Albacora, and the Pampa La Gallina prospect as well as any other activity required to maintain compliance with our four license contracts commitments using cash flow from operations.”  Mr. Zuñiga continued “Discussions with Natixis are proceeding and should be enhanced by the results of the 20XD well and the expected increase in oil-in-place estimates and reserves.  We anticipate closing the second tranche of the senior debt facility and receiving initial disbursements before the end of this year.  In parallel, we continue to work with IFC on the additional project financing for our proposed gas-to-power project, and which in this case will be backed by the Corvina gas reserves.”  Mr. Zuñiga concluded “While our 2009 cash flow will allow us to carry out our planned drilling campaigns, the credit facilities from IFC and Natixis will give us the flexibility to expedite our exploration and production efforts, by allowing us to purchase essential hard assets such as platforms and oil transportations barges, as well as develop our gas-to-power project.  Similarly, long-lead projects such as appraising our large Mancora gas play should be accelerated by concluding the negotiations to bring on a joint venture partner.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include accuracy of well test results, the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC,  well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “tested”, “barrels of oil per day” and “cubic feet of gas” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.